ARTICLES OF AMENDMENT TO TILE ARTICLES OF INCORPORATION OF MAXIM TEP, INC.	FILED In the Office of the Secretary of State of Texas JUL 16 2009 Corporations Section

Pursuant to the pro' ision-s of Article 4.04 of the Texas Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

ARTICLE I

The name of the corporation is MAXIM TEP, INC. The filing number issued to the corporation by the secretary of state is 80039 l 333.

ARTICLE H

Article One. of the Articles of Incorporation is amended to read in its entirety as follows:

ARTICLE ONE

The name of the Corporation is CONQUEST PETROLEUM INCORPORATED.

ARTICLE Hi

This amendment effects a reverse stock split of shares of the Corporation's existing 'oninion Stock, having $0.00001 par value per share, and the existing Preferred Stock. having S0.00Ill'11 par value per share. as follows:

Upon the Effective Date of this Articles of Amendment to the Articles of Incorporation:

A,	Each ten (10) outstanding shares of Common Stock, $0,00001 par value per share.shall be combined into one (1.) share of Common Stock, $0.0001 par value per share.

B.	Each ten (JO) outstanding shares of Series A Preferred Stock, $0.0000l par value pershare. shall be combined into one share of Series A Preferred Stock, $0.000l par value per share.

No fractional shares are to be issued as the result of such reverse stock split, but instead if partial shares are to be issued on Common Stock or Preferred Stock, the corporation shall issue the next higher whole number of shares as the result of such reverse stock split of shares of the Corporation.

RECEIVED
JUL 16 2009
Secretzy of State

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The amendments to the Articles of Incorporation herein made shall not of any change in the amount of stated capital of the Corporation. The stated capital of the Corporation immediately prior to such. amendments, shall remain the same upon this document becoming effective.

Article Four of the Articles of Incorporation is amended to read in its entirety as liAlows:

ARTICLE FOUR

Section I.General. The aggregate number of shares which the corporation Shall have authority to issue is Three Hundred Million (300,000.000) shares, divided into one class of Two Hundred Fifty Million (250,000,000) shares of common stock, having $0.0001 par value per share ("Common Stock"), and Fifty Million (50,000,000) shares of preferred stock, having $0.0001 par value per share ("Preferred Stock").

Section 2S,erjes.,offleferrestStock. Shares of Preferred Stock may he issued in one or more series as may be determined from time to time by the Board of Directors, each of which is to have a distinctive serial designation. Such serial designation may be provided in these Articles of Incorporation oras determined or in the resolution or. esolutions of the board o f directors providing !Or the establishmem of such Preferred Stock. All shares of any one series of preferred stock shall he identical except as to the date of issue and the dales from which dividends on shares of the series issued on different dates will cumulate, if cumulative. Authority is hereby expressly granted to the Board of Directors to authorize the issue of one or more series of preferred stock„ and to fix by resolution or resolutions providing for the issue of each such series the 'voting powers, designations, preferences. and relative, participating, optional, redemption, conversion, exchange or other special rights, qualifications, limitations or restrictions of such series, and the number of shares in each series, to the .full extent now or hereafter permitted by lao

ARTICLE. l\"

The amendments to the Articles of Incorporal ion have been appro‘ed in the marine( rt., by the Texas Business Corporation Act and by The constituent documents of tie eorootat ion

ARTICLE V

The reverse stock split herein made shall be effective immediately upon this document becoming effective, as set fOrth below, and shall not require any action on the part of the holders of the shares being so reclaassified or exchanged, however, eacti.holder of shares of stock may exchange the stock certificates evidencing such shares for new stock certificates.

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EFFECTIVENESS OF FILING

This document will become effective at a later date, which is not more than ninety (90) days from the date of its filing by the secretary of state of the State of Texas ("Effective Date"). The delayed Effective Date is July 17. 2009.

IN WITNESS WHEREOF, these Articles of Amendment have been executed on July /Ap,, 2009, by the undersigned.

_____________________________ Robert D. Johnson, President and CEO